Lightbridge Announces First Quarter 2005 Financial Results

Company Exceeds Revenue and EPS Guidance
Intelligent Network Solutions Business Being Sold For Over $17 Million to VeriSign, Inc.
Authorize.Net Adds Over 13,000 New Merchants

Burlington, MA — April 27, 2005 — Lightbridge, Inc. (NASDAQ: LTBG), a leading e-commerce, analytics and decisioning company, today reported financial results for the first quarter ended March 31, 2005.

Revenue for the first quarter of 2005 was $30.6 million versus $29.6 million for the first quarter of 2004, an increase of 3%. Revenue performance was driven primarily by the inclusion of Authorize.Net in this quarter’s results, offset by lower revenue from AT&T Wireless Services, Inc. and Lightbridge’s exit from its Fraud Centurion and RMS product lines. Authorize.Net revenue for the first quarter of 2005 was a record $10.1 million, an increase of 20% over the $8.4 million reported in the first quarter of 2004 by InfoSpace, Inc., its former owner. Lightbridge acquired Authorize.Net Corporation on March 31, 2004.

The Company reported a net loss of $0.7 million, or ($0.03) per diluted share during the first quarter of 2005, versus a net loss of $0.7 million, or ($0.03) per diluted share, for the comparable period of 2004. The results for the first quarter of 2005 include restructuring charges of $0.9 million. First quarter 2004 results included restructuring charges of $0.5 million.

“Lightbridge had a solid performance this quarter, surpassing both revenue and EPS guidance. We continue to see strong demand and growth at Authorize.Net and are excited about our new product initiatives and partnerships. The addition of over 13,000 new merchants this quarter underscores the quality of our products and services as well as the exceptional reputation Authorize.Net enjoys in the e-commerce marketplace,” said Bob Donahue, president and chief executive officer of Lightbridge, Inc.

Donahue added, “As recently announced, we have taken several steps to support Lightbridge’s growth and long-term vision, including selling the Intelligent Network Solutions (INS) business to VeriSign (announced on April 25, 2005), scaling back the Instant Conferencing business, and exploring strategic alternatives for the Telecom Decisioning Solutions business. We believe the outstanding performance of the Payment Processing business and our solid financial position, combined with success in divesting a non-core business, positions us for continued growth and value creation as we look ahead.”

Lightbridge Announces First Quarter 2005 Financial Results-Page 2

Tim O’Brien, chief financial officer of Lightbridge, added, “We maintained our strong balance sheet and continued to reduce operating expenses with the closures of our Broomfield, Colorado call center and our Fremont, California Instant Conferencing facility, along with ongoing efforts to control costs.”

Select Highlights

•	A growing list of third party solution providers have integrated their products to the Authorize.Net Internet Protocol (IP) Payment Gateway including CoreSense, Kiosk Logix, Inc., and ZyXel

•	Authorize.Net announced completion of its Secure Virtual Point of Sale (VPoS) Beta, providing a secure, easy-to-implement, easy-to-use solution for “brick and mortar” retail merchants using the Authorize.Net Payment Gateway to transact over the Internet

•	Authorize.Net re-validated its compliance with Visa USA’s CISP program and validated its compliance with security programs sponsored by MasterCard, Discover Card and Visa Canada

•	Dobson Communications extended its contract with Lightbridge to provide wireless application screening through December 2007

Authorize.Net Metrics

•	Added 13,980 new merchants in Q1of 2005 with net new adds totaling 4,930

•	118,000 active merchants using Authorize.Net as of March 31, 2005, up 22% over the prior year

•	Transaction volumes increased to 55.9 million, a 25% growth over the comparable quarter last year

•	Processed $5.2 billion of merchant transactions in the first quarter, up 38% year over year

Cash and Short-term Investments

At March 31, 2005, Lightbridge’s cash and short-term investment position was $51.1 million, compared to $52.2 million at December 31, 2004. This includes funds due to merchants of $6.0 million compared to $5.6 million at December 31, 2004.

Company Performance versus Previous Guidance — First Quarter 2005

Lightbridge’s revenue of $30.6 million was above the Company’s previously issued guidance of $27.0 to $29.5 million for the first quarter of 2005. The Company’s previous guidance included revenue expectations for Authorize.Net of $9.6 to $10.2 million, with actual results reported at $10.1 million.

Lightbridge Announces First Quarter 2005 Financial Results-Page 3

Lightbridge’s loss per share of ($0.03) is better than its previously issued guidance of a loss per share range of ($0.10) to ($0.16) for the first quarter of 2005 due principally to higher revenue and lower than expected operating expenses.

Company Guidance — Second Quarter 2005

Lightbridge estimates total revenue, excluding INS, will be in the range of $24.5 to $26.5 million, with Authorize.Net expected to contribute in the range of $10.1 to $10.6 million. Excluding the expected gain on the sale of INS and its operating results through the date of closing, earnings per share is expected to be between a loss of ($0.05) and an income of $0.01.

These expected results reflect lower revenue in the TDS segment due to the continuing decline in revenue from AT&T Wireless Services, Inc. In addition, the Company expects to close the sale of INS to VeriSign, Inc. in the second quarter. This business’ operating results for the second quarter, and the expected gain on disposal, will be reflected as discontinued operations. Lightbridge does not expect to generate revenue from its Instant Conferencing business in the second quarter.

The above targets represent the Company’s guidance as of the date of this release.

Conference Call Information

Lightbridge will conduct a conference call today, Wednesday, April 27, 2005 at 5:00 pm (ET) to discuss the information contained in this news release. Investors wishing to listen to a webcast of the conference call should link to the “Investor Relations” section of www.lightbridge.com at least 15 minutes prior to the broadcast and follow the instructions provided to assure the necessary audio applications are downloaded and installed. The call will be available online at the Company’s website for one week. The call can also be accessed live over the phone by dialing 888-802-8576 or for international callers by dialing 973-935-8515. The replay will be available one hour after the call and can be accessed by dialing 877-519-4471 or for international callers by dialing 973-341-3080. The passcode number is 5958258 . The replay will be available until May 10, 2005.

About Lightbridge

Lightbridge, Inc. (NASDAQ:LTBG) is a leading e-commerce, analytics and decisioning company that businesses trust to manage customer transactions. Lightbridge adds value to fraud screening, credit qualification, and payment authorization. Lightbridge solutions leverage intelligent automated systems

Lightbridge Announces First Quarter 2005 Financial Results-Page 4

and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses use Lightbridge to make smarter decisions, deliver better services, provide secure payments, reduce costs and enhance the lifetime value of their customers. For more information, visit www.lightbridge.com.

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Contacts:

Lynn Ricci
Director, Investor & Media Relations
Lightbridge, Inc.
781/359-4854
lricci@lightbridge.com

Note to Editors: LIGHTBRIDGE and AUTHORIZE.NET are registered trademarks and the Lightbridge logo and VIRTUAL POINT OF SALE are trademarks of Lightbridge, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Forward-looking Statements

Certain statements in this news release that are not historical facts, including, without limitation, those relating to the growth opportunities for the Company, the Company’s focus, objectives, goals, plans and strategies for the future including, without limitation, the objectives of growth and value creation, managing costs and increasing shareholder value, and the second quarter of 2005 financial guidance are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company’s revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) continuing rapid change in the telecommunications industry, payment processing industry, and other markets in which the Company does business that may affect both the Company and its clients, (iv) current and future economic conditions generally and particularly in the telecommunications and payment processing industry, (v) uncertainties about the Company’s ability to execute on, and about the impact on the Company’s business and operations of, its objectives, plans or strategies as a result of potential technological, market or competitive factors, or the acquisition of Authorize.Net, (vi) the impact of restructuring and other charges on the Company’s business and operations, (vii) integration, employee retention, recognition of cost and other benefits and revenue synergies, and other risks associated with acquisitions including the acquisition of Authorize.Net, (viii) the industry risks associated with Authorize.Net’s business and operations including, without limitation, illegal or improper uses of Authorize.Net’s payment system, unauthorized intrusions and attacks on Authorize.Net’s payment system that may impair the operation of its payment systems, changes in or failures to comply with credit card association rules, governmental regulation and the application of existing laws to Authorize.Net’s business and dependence on relationships with third party payment processors, (ix) potential state, federal and international regulation of voice conferencing and related compliance and operating costs, regulatory assessments and potential suspensions of service pending compliance with such regulation (x) the impact of the divestiture of the Company’s INS business on its business and operations, and (xi) the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission including, without limitation, its 2004 Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements.

Lightbridge Announces First Quarter 2005 Financial Results-Page 5

Lightbridge, Inc. and Subsidiaries
Unaudited, Condensed, Consolidated Income Statement

(in thousands, except per share data)

	Quarter Ended
		December 31,	March 31,
	March 31, 2005	2004	2004

Revenues	$30,640	$32,472	$29,625

Cost of revenues	15,346	16,882	16,066

Gross profit	15,294	15,590	13,559

Operating expenses:
Engineering and development costs	6,461	7,074	6,973
Sales and marketing	4,932	5,380	3,752
General and administrative	3,561	3,791	3,519
Restructuring costs	870	1,722	499
Purchased in-process research and development	—	—	679
Impairment of intangible assets	—	2,263	—
Gain on sale of Fraud Centurion assets	—	(2,673)	—

Total operating expenses	15,824	17,557	15,422

Income (loss) from operations	(530)	(1,967)	(1,863)

Other income, net	278	212	352

Income (loss) before taxes	(252)	(1,755)	(1,511)

Provision (benefit) for income taxes	440	7,921	(770)

Net income (loss)	$(692)	$(9,676)	$(741)

Basic and diluted weighted average shares	26,562	26,504	26,950

Basic and diluted earnings (loss) per share	$(0.03)	$(0.37)	$(0.03)

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Lightbridge, Inc. and Subsidiaries
Unaudited Segment Financial Information

(in thousands, except percentage amounts)

	Quarter Ended
		December 31,
	March 31, 2005	2004	March 31, 2004

Revenues:
TDS	$17,073	$19,279	$23,809
Payment Processing	10,100	9,859	—
INS	3,467	3,334	5,816
Instant Conferencing	—	—	—

Total revenues	$30,640	$32,472	$29,625

Gross Profit (Loss):
TDS	$5,872	$6,971	$10,434
Payment Processing	7,805	7,435	—
INS	1,932	1,540	3,141
Instant Conferencing	(315)	(356)	(16)

Total gross profit (loss)	$15,294	$15,590	$13,559

Gross Profit (Loss) %:
TDS	34.4%	36.2%	43.8%
Payment Processing	77.3%	75.4%	N/A
INS	55.7%	46.2%	54.0%
Instant Conferencing	N/A	N/A	N/A

Total gross profit (loss) %	49.9%	48.0%	45.8%

Operating Income (Loss):
TDS	$2,475	$2,708	$4,035
Payment Processing	2,097	2,022	(679)
INS	(529)	(1,464)	(37)
Instant Conferencing	(887)	(1,266)	(1,072)

Sub-total — Reportable segments	3,156	2,000	2,247
Reconciling items (1)	(3,686)	(3,967)	(4,110)

Consolidated total	$(530)	$(1,967)	$(1,863)

(1) — Reconciling items from segment operating income to consolidated operating loss include the following:

	Quarter Ended
		December 31,
	March 31, 2005	2004	March 31, 2004
Restructuring costs	$(870)	$(1,722)	$(499)
Gain on sale of Fraud Centurion assets	—	2,673	—
Impairment of intangible assets	—	(2,263)	—
Unallocated corporate and centralized marketing, general and administrative expenses	(2,816)	(2,655)	(3,611)

Total	$(3,686)	$(3,967)	$(4,110)

Lightbridge Announces First Quarter 2005 Financial Results-Page 7

Lightbridge, Inc. and Subsidiaries
Unaudited, Condensed, Consolidated Balance Sheets

(in thousands)

		December 31,
	March 31, 2005	2004
Assets

Current assets:
Cash and cash equivalents	$42,450	$39,636
Short-term investments	8,612	12,589

Total cash and short term investments	51,062	52,225

Accounts receivable, net	19,189	18,940
Other current assets	3,434	3,132

Total current assets	73,685	74,297

Property and equipment, net	15,654	16,978
Other assets, net	274	336
Goodwill	57,628	57,628
Intangible assets, net	20,539	21,247

Total assets	$167,780	$170,486

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$14,210	$16,486
Deferred rent obligation	1,789	1,592
Deferred revenues	3,399	3,681
Funds due to merchants	6,033	5,558
Reserve for restructuring	2,925	3,383

Total current liabilities	28,356	30,700
Deferred rent, less current portion	2,464	2,709
Long-term liabilities	217	149

Total liabilities	31,037	33,558

Commitments and contingencies

Stockholders’ equity:
Common stock	300	300
Additional paid-in capital	167,968	167,465
Warrants	—	206
Currency Translation	26	(184)
Retained earnings	(10,764)	(10,072)

Total	157,530	157,715
Less: treasury stock, at cost	(20,787)	(20,787)

Total stockholders’ equity	136,743	136,928

Total liabilities and stockholders’ equity	$167,780	$170,486